Exhibit 99.1

[tousa logo]	Company Contacts:
	David Keller	Hunter Blankenbaker
	Chief Financial Officer	Director of Corporate Communications
	Telephone: 800-542-4008	Telephone: 954-965-6606
	Email:investor@tousa.com	Email: hblankenbaker@tousa.com

TECHNICAL OLYMPIC USA, INC. DECLARES 3-FOR-2 STOCK SPLIT

Hollywood, Fla., April 27, 2004 — Technical Olympic USA, Inc. (NASDAQ: TOUS) announced today that its Board of Directors declared a three-for-two stock split on the company’s outstanding Common Stock (effected as a 50% stock dividend). The record date for the dividend is May 14, 2004. Each Technical Olympic USA shareholder will receive one share of Common Stock for every two shares held on the record date. Cash will be paid in lieu of fractional shares. The distribution date for certificates representing the distribution shares and cash in lieu of fractional shares will be May 31, 2004.

“We believe that this stock split, by improving stock liquidity and increasing our public float, will benefit our shareholders,” said Antonio B. Mon, President and Chief Executive Officer of Technical Olympic USA. “Our first quarter sales and resulting backlog reflect the successful execution of our strategy of focusing on growth in our existing markets and position us for a strong 2004.”

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 14 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc.

This press release may contain forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on February 10, 2004.